EXHIBIT 10(f)(22)

2022 Executive Long-Term Incentive Program (2022 E-LTIP)

Under the 2022 E-LTIP, executive officers of the Company are eligible to receive shares of common stock of the Company based on (i) satisfying certain performance measures established by the Compensation Committee of the Board of Directors (performance share units, “PSUs”) for 60% of the award and (ii) continued service only (restricted stock units) for 40% of the award.

The 2022 E-LTIP PSU performance measures and corresponding weightings for the three-year performance period January 1, 2022 through December 31, 2024, are as follows:

(i)Absolute Share Price (weighted 50%): Share price will be measured based on the average of the closing price on the final twenty trading days of the performance period, inclusive of dividends during the three-year performance period.

(ii)Cumulative, Adjusted Earnings per Share (EPS) (weighted 50%): Diluted Earnings per Share from Continuing Operations as reported in the Company's audited consolidated financial statements, as adjusted annually on an after-tax basis for the following discretely disclosed items (in either Management's Discussion and Analysis (MD&A) or the footnotes to the financial statements) on an individual basis, or in the aggregate, per item and subject to monetary thresholds as noted:

•Amortization of acquisition-related intangibles;
•Non-service retirement-related defined benefit pension and retiree health costs;
•Restructuring and related costs;
•Transaction and related costs;
•Non-cash write-offs or impairments, except for assets acquired or developed within the past three years of the balance sheet date (to the extent the amount is greater than $10 million pre-tax);
•Gains/(losses) resulting from acts of war, terrorism, or natural disasters (to the extent the amount is greater than $10 million pre-tax);
•Items individually identified within Other Expenses, net (except for interest, currency and asset sales) to the extent the amount is greater than $10 million pre-tax; if any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;
•Gains/(losses) from the settlement of tax audits or changes in enacted law (to the extent the amount is greater than $10 million pre-tax);
•Impacts of any individual acquisition in excess of $500 million purchase price;
•Impacts of a divestiture with revenue equal to or greater than $100 million;
•Effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A; and
•Impact of share repurchases greater than two percent of adjusted EPS, as defined above.
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